                                                                   EXHIBIT 10.20

                               SEVERANCE AGREEMENT


DEFINITIONS. All the words used in this Severance Agreement have their plain meaning in ordinary English. Specific terms used in this Severance Agreement have the following meanings:

     1. Words such as I and ME include both me and anyone who has or obtains any legal rights or claims through me. My name is D. Bradly Olah.

     2. "COMPANY " means Active IQ Technologies, Inc., and its affiliated entities, and each of them, and past or present officials, managers, agents, officers, directors, employees, shareholders, committees, insurers, indemnitors, successors or assigns of any of the foregoing entities or persons.


COMPANY'S PROMISES. In exchange for My Promises, as set forth below, Company has promised to extend the following consideration to me following the expiration of my right to rescind, but only if I have not exercised my right to revoke or rescind as provided in this Severance Agreement:

     1. The Company shall continue to pay my annual base salary of $200,000 from January 1, 2003 through May 31, 2003, in accordance with the Company's regular payroll practices. Therefore, if I sign this Severance Agreement and do not revoke or rescind, the first installment of the severance pay will be paid on the first regularly scheduled Company payday after the 15-day rescission period has expired, and will include payment for the period from January 1, 2003 to the end of the pay period following the expiration of the 15-day rescission period. The remaining installments will be paid on the succeeding regularly scheduled Company paydays or as otherwise deemed appropriate by Company. These payments shall be subject to applicable federal and state income tax, FICA withholding and any other routine withholdings made by Company.
     2. The Company shall amend the option agreement between me and the Company dated July 1, 2000 in order to provide that I shall have until December 31, 2007 in order to exercise the options granted thereunder. All other outstanding options that have been granted to me by the Company shall expire in accordance with their respective terms.
     3. Until December 31, 2003, the Company shall maintain, at its own expense, health and other insurance benefits that were being provided to me as of December 31, 2002.
     4. In exchange for my promises and other agreements made in this Severance Agreement, the Company hereby forever releases and discharges me from any and all liability related to my employment with the Company, and the Company shall defend and promptly indemnify me, my heirs, successors and assigns, and save and hold us harmless from, against, for, and in respect of, and pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs, and expenses, including without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim, or proceeding, suffered, sustained, incurred, or required to be paid by us by reason of my employment with the Company or the Company's activities while I was employed.

MY CLAIMS. The claims I am releasing include all of my rights to any relief of any kind from Company, including, but not limited to:

     1.  All claims I have now, whether or not I now know about the claims;
     2.  All claims for attorney's fees or other legal costs;
     3. All claims for alleged discrimination against me and any other rights and claims under Title VII, the Age Discrimination in Employment Act ("ADEA"), the Minnesota Human Rights Act ("MHRA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), or any other federal, state, or local law;
     4. All claims arising out of my employment or my separation from employment with Company, including, but not limited to, any alleged breach of contract, wrongful termination, defamation, invasion of privacy or intentional infliction of emotional distress;
     5. All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and
     6. All claims for any other form of pay, for example holiday pay, vacation pay, severance pay, bonus pay and sick pay.


MY PROMISES. In exchange for receiving the payments and other consideration set forth in this Severance Agreement, I promise to give up all my claims against Company. I fully and finally release, give up, and otherwise relinquish all of my rights and claims against Company, including, for example, rights and claims under Title VII, the ADEA, MHRA, ADA and FMLA. I will not bring any lawsuits or make any other demands against Company, except if necessary to enforce the provisions of this Severance Agreement. The money and benefits I will receive as set forth in this Severance Agreement are full and fair payment for the release of all my rights and claims. Company does not owe me anything in addition to what I will receive under this Severance Agreement. The consideration extended by Company in this Severance Agreement in return for my release of rights and claims is more than anything of value to which I am already entitled.

         I agree that my obligation to comply with the restrictions contained in the Employment Agreement between me and Company dated May 1, 2001 (as amended on January 1, 2002), specifically paragraphs 7, 8, 9, 12 and 14 (the "Restrictive Covenants"), shall survive the termination of my employment with Company; provided, however, that in the event the Company materially breaches any of its promises or agreements contained in this Severance Agreement, I shall no longer be bound by or subject to the Restrictive Covenants. I acknowledge and agree that, when this Severance Agreement becomes effective, the remaining provisions of my employment agreement shall terminate and have no further force or effect.

         I agree to cooperate with Company now and in the future concerning aspects of Company's business, including, but not limited to, the obligation to answer any reasonable questions presented by Company to me and the obligation to assist Company in the defense of any claim against Company. The Company agrees to reimburse me for any reasonable expenses that I incur in connection with assisting the Company in defending any such claim. I further agree that during the period in which I am receiving payments from the Company described above under "Company Promises," I will make myself available for up to ten (10) hours per week to provide consulting and other services to the Company, at no additional charge, as reasonably requested from time to time by the Company.

         I agree that I have returned all of Company's confidential and proprietary information, documents, computer disks, computer files, and other property in my possession or under my control.

         I agree that I will keep the terms of this Severance Agreement confidential and that I will not disclose any of its terms to any third party, other than to my spouse, accountant and legal counsel. In turn, my spouse, accountant and legal counsel shall be advised regarding the confidentiality provisions of this Severance Agreement and must agree to maintain the confidentiality of this Severance Agreement as a condition of disclosure.

I understand that my representations are material, and Company is relying on my representations to enter into this Severance Agreement with me. The covenants and undertakings of this section shall survive termination of this Severance Agreement.


ADDITIONAL AGREEMENTS AND UNDERSTANDINGS.

     1. Company does not admit that it is responsible or legally obligated to me, and in fact Company denies that it is responsible or legally obligated to me for any amount even though it has paid me to release my claims.
     2. Both Company and I agree not to disparage the other now or in the future.
     3. Company and I both admit that this Severance Agreement results from an agreement to separate on mutually agreeable terms, and that I was not terminated by the Company nor did I first agree to quit employment. Company desires to offer severance benefits to me and I understand that my eligibility to receive such benefits depends upon my signing this agreement.
     4. This Severance Agreement constitutes the entire understanding between me and Company and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to my employment and the termination of my employment, except that the Restrictive Covenants survive the termination of my employment.
     5. Company and I understand that I have resigned as Chief Executive Officer of the Company as of December 31, 2002. I have also resigned all other offices and positions that I have held with subsidiaries of the Company as of December 31, 2002. Company and I understand and agree that Company has paid me all money due up to and including my employment termination date of December 31, 2002, which amount included all benefits and other pay due and owing to me from Company. Notwithstanding the foregoing, Company and I understand that I will continue to serve as a director of the Company.
     6. In accordance with the terms of the Employee Stock Option Agreement between me and the Company dated January 7, 2002 (the "Option Agreement"), on January 14, 2002, I acquired 500,000 shares (the "Shares") of Common Stock of the Company by delivering to the Company a Promissory Note in the principal amount of $2,000,000 (the "Note"), all of which remains outstanding as of the date hereof. I understand that none of the Shares have vested in accordance with the terms of the Restricted Stock Purchase Agreement dated January 14, 2002 between me and the Company (the "Purchase Agreement") and the Option Agreement. I further understand that Company is hereby exercising its right, pursuant to Section 1 of the Purchase Agreement, to re-purchase the Shares in exchange for canceling the entire indebtedness that I owe under the Note. Accordingly, upon the date that this Severance Agreement becomes effective, the

         Company and I understand that I will no longer have any obligations under the Note and I will have no further rights with respect to the Shares.
     7. Company and I understand that I shall be entitled to recover reasonable legal fees and expenses incurred by me in the event I prevail in an action commenced by me against the Company to enforce the terms of this Severance Agreement.


RIGHTS TO CONSIDER AND REVOKE OR RESCIND.

     1. I understand that I am advised by Company to consult an attorney prior to signing this Severance Agreement and General Release.
     2. I further understand that I have forty-five (45) days to consider my waiver of rights and claims of age discrimination under the ADEA, beginning January 6, 2003, the date on which I received this Severance Agreement and General Release. If I sign this Severance Agreement and General Release, I understand that I will then be entitled to revoke my release of any rights and claims of age discrimination under the ADEA within seven (7) days of executing it, and the release of my ADEA rights and claims shall not become effective or enforceable until the seven-day period has expired.
     3. I further understand that I have the right to rescind this release of discrimination rights and claims under the MHRA within fifteen (15) calendar days of the date upon which I sign it. I understand that, if I desire to rescind my release of discrimination rights and claims under the MHRA, I must put my rescission request in writing and deliver it to Company by hand or by mail within 15 calendar days of the date of execution of this Severance Agreement by me. If I deliver my rescission request by mail, it must be:

              a. postmarked within 15 calendar days of the day on which I sign this Severance Agreement;
              b. addressed to President, Active IQ Technologies, Inc., 5720 Smetana Drive, Suite 100, Minnetonka, MN 55343; and
              c.  sent by certified mail, return receipt requested.

         I understand that if I revoke or rescind this Severance Agreement, all of Company's obligations under this Severance Agreement will immediately cease, and Company will not pay me any of the money or benefits in this Severance Agreement.

         I have read this Severance Agreement carefully and understand all of its terms. In agreeing to sign this Severance Agreement, I have not relied on any statements or explanations made by Company, its agents or its attorneys.


Dated:  January 6, 2003            /s/  D. Bradly Olah
                                   --------------------------------------------
                                            D. Bradly Olah



                                   ACTIVE IQ TECHNOLOGIES, INC.


Dated:  January 6, 2003            By:/s/  Ronald E. Eibensteiner
                                      --------------------------------
                                           Its: Director, Compensation Committee